UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2009

NRG Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15891	41-1724239
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

211 Carnegie Center, Princeton, New Jersey		08540
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	609-524-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 20, 2009, NRG Common Stock Finance I LLC ("CSF I") and NRG Common Stock Finance II LLC ("CSF II" and together with CSF I, "CSF I and II"), wholly-owned subsidiaries of NRG Energy, Inc. (the "Company") entered into Share Lending Agreements with affiliates of Credit Suisse relating to the shares of NRG common stock currently held by CSF I and II in connection with the previously executed Note Purchase Agreement and Preferred Interest Agreements, by and between CSF I and II and affiliates of Credit Suisse (the "Financing Arrangements"). Due to the current lack of liquidity in the stock borrow market for NRG shares and in order to maintain the intended economic benefits of the Financing Arrangements, CSF I and II have lent affiliates of Credit Suisse 8,500,000 shares of the 21,970,903 shares of NRG common stock currently held by CSF I and II. The Share Lending Agreements permit affiliates of Credit Suisse to borrow up to the total number of shares of NRG Common Stock held by affiliates CSF I and II. Shares borrowed by affiliates of Credit Suisse under the Share Lending Agreements will be used to replace shares borrowed by affiliates of Credit Suisse from third parties in connection with Credit Suisse's hedging activities related to the Financing Arrangements. The shares are expected to be returned upon the termination of the Financing Arrangements. Until the shares are returned, the shares will be treated as outstanding for corporate law purposes, but will not be added to the Company's fully diluted share count for financial reporting purposes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.

February 20, 2009	By:	/s/ Michael R. Bramnick

Name: Michael R. Bramnick
Title: SVP and General Counsel